QMed, Inc. Retains Lazard Middle Market

EATONTOWN, N.J., Nov. 12 /PRNewswire-FirstCall/ - QMed, Inc., (Nasdaq: QMED) today announced that it has retained Lazard Middle Market to assist it in exploring strategic alternatives. Lazard Middle Market is the middle market financial advisory business of Lazard. Barry Freeman and Ryan Stewart with Lazard Middle Market Healthcare Services group will manage the process and will report to QMed’s Board of Directors.

Additionally, Bruce Wesson, QMed’s Chairman, has resigned from the board. “We thank Bruce for all his years of service and dedication to the Company,” said Jane Murray, QMed’s President and Chief Executive Officer. QMed’s Board of Directors continues to consist of Jane Murray and three outside directors.

About QMed, Inc.

QMed has developed evidence-based clinical information management systems for use by health plan customers. The QMed systems incorporate Disease Management services to patients and decision support to physicians. The Company’s subsidiaries have specialized in serving high-risk populations of Medicare beneficiaries.

Except for historical information contained herein, matters discussed in this news release are forward-looking statements that involve risks and uncertainties. They include but are not limited to those relating to the timely implementation of programs, the impact of business and operational conditions, competitive product introductions, acceptance and pricing, and those risks detailed in the Company’s filings with the Securities and Exchange Commission (SEC). Actual results may differ materially from any forward-looking statements due to these risks and uncertainties.

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For more information contact:

QMed, Inc.:

Jane Murray (732) 544-5544

Lazard Middle Market:

Barry Freeman (312) 928-0760 x17

bfreeman@agio.com

Ryan Stewart (612) 803-2215

rstewart@agio.com